Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

March 24, 2011	Company Contact: John Flavin 630-754-4343 Email: jflavin@advancedlifesciences.com

Advanced Life Sciences Announces 2010 Fourth Quarter and

Full Year Financial Results and Reverse Stock Split

CHICAGO, IL, March 24, 2011/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS.OB), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, oncology and respiratory diseases, today announced its financial results for the fourth quarter and full year ended December 31, 2010 and the approval of a 1-for-30 reverse stock split of the Company’s issued and outstanding common stock.

Dr. Michael Flavin, Chairman and CEO of Advanced Life Sciences, commented: “During the fourth quarter, we continued to make progress toward our strategic objectives including the Restanza community acquired bacterial pneumonia (CABP) program and biodefense initiatives. Since the completion of our Agreement with the United States Food and Drug Administration (FDA) for the Special Protocol Assessment (SPA), we have discussed the Restanza opportunity with several potential strategic partners. Their views match that of ours in that there is an urgent need for new antibiotics that work through novel mechanisms of action, and that there is an alarming dearth of late-stage compounds that represent real partnering opportunities for companies that need to expand their antibiotic franchises. They also recognize that the regulatory landscape has shifted and companies developing antibiotics need to deal with the new set of guidelines.  They believe that we have made significant progress in defining the new environment through our work with the FDA. We are hopeful that we will be able to convert this interest into a meaningful collaboration.”

“As announced earlier this year, the Company has engaged in a strategic alternatives review process.  While we continue to take steps to improve the financial standing of our Company, we believe that a potential strategic transaction, partnership or acquisition will be in the best interest of all our shareholders,” said Dr. Flavin. “In the meantime, we will continue to advance our discussions and opportunities to work with the US Government regarding Restanza’s potential in biodefense and global health.”

The net loss allocable to common shareholders for the three months ended December 31, 2010 was $3.3 million or ($0.01) per share compared to a net loss allocable to common shareholders of $1.5 million or ($0.02) per share for the three months ended December 31, 2009. All share and per share information is presented on a pre-split basis. The increase in the net loss for the quarter is primarily due to a non-cash impairment charge which was partially offset by reduced salary and benefit costs and other operating expenses associated with the development of the Company’s lead antibiotic, Restanza.

Cash used for operating activities during the quarter was approximately $1.0 million. In the fourth quarter, the Company raised approximately $0.8 million in proceeds through the use of a Standby Equity Distribution Agreement and made a $0.4 million commercial loan principal payment to further reduce outstanding debt. The Company ended the year with cash totaling approximately $0.2 million. Cash used for operating activities for the full year was approximately $6.4 million.

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Full Year Expense Analysis, 2010 versus 2009:

•                  Research and development expenses decreased $2.0 million to approximately $2.5 million for the year ended December 31, 2010 from approximately $4.5 million for the year ended December 31, 2009. The decrease in R&D expense is due to lower government grant expenses associated with the Company’s biodefense development program for Restanza as well as reduced salary and benefit costs and other operating expenses.

•                  Selling, general and administrative expenses decreased $1.9 million to $4.4 million for the year ended December 31, 2010 from $6.3 million for the year ended December 31, 2009. The decrease primarily reflects lower salary and benefit costs and other operating expenses.

Fourth Quarter Expense Analysis, 2010 versus 2009:

•                  Research and development expenses decreased by $1.1 million to approximately $0.2 million for the three months ended December 31, 2010 compared to $1.3 million for the three months ended December 31, 2009 due to lower government grant expenses associated with the Company’s biodefense development program for Restanza.

•                  Selling, general and administrative expenses were reduced to $0.6 million for the three months ended December 31, 2010 from $0.9 million during the fourth quarter of last year due to reduced salary and benefit costs and other operating expenses.

2010 Achievements

•                  Achieved an agreement with the US Food & Drug Administration on the SPA for Restanza in CABP which provides a clear roadmap to approval;

•                  Responded to BARDA requests for information relating to a potential funding award to develop Restanza as a biodefense and public health countermeasure;

•                  Submitted a full contract proposal in response to a Broad Agency Announcement (BAA) issued by the National Institutes of Allergy and Infectious Diseases (NIAID) for the development of Restanza in IV formulation for the therapeutic treatment of multiple category A and B bacterial threats;

•                  Reported potent Restanza in vitro data in Burkholderia psuedomallei and Burkholderia mallei, which are important biodefense and global health related pathogens and announced positive data from an in vitro study assessing Restanza against 30 strains of Burkholderia pseudomallei, further highlighting its ability to address serious bacterial infections that are becoming untreatable due to the increasing public health threat of bacterial resistance to currently marketed antibiotics;

•                  Presented Restanza biodefense data and exhibited at the 50th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy;

•                  Announced positive results from in vitro and in vivo studies assessing the efficacy of Restanza against the species of Plasmodium that cause malaria and entered into a Cooperative Research and Development Agreement (CRADA) with The Walter Reed Army Institute of Research to allow the institute to perform advanced animal efficacy testing of Restanza against various Plasmodium species that cause malaria;

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•                  Expanded the collaboration with the U.S. Government to include the evaluation of Restanza’s activity against sexually transmitted infections (STIs), such as gonorrhea;

•                  Announced positive results from preclinical toxicology and pharmacokinetic studies of an intravenous (IV) formulation of Restanza that support its use in a hospital setting;

•                  Reduced outstanding debt by $3.9 million in 2010 by completing a debt-for-equity exchange and a $1.9 million commercial loan principal payment;

•                  Awarded a $245,000 cash tax grant by the U.S Internal Revenue Service through the Qualifying Therapeutic Discovery Project;

•                  Announced the publication of a research paper in the journal Bioorganic and Medicinal Chemistry Letters that reports data using the Company’s core triterpenoid platform technology in the discovery and development of new cancer therapeutic agents.

Reverse Stock Split

The Company also announced today that a 1-for-30 reverse split of its common stock will take effect at 5:00 p.m. on Monday, March 28, 2011. The Company’s common stock will be quoted on the OTC Bulletin Board on a split-adjusted basis beginning upon the opening of trading on March 29, 2011, under the symbol of ADLSD.OB. After 20 business days, the symbol will revert back to ADLS.OB.

As a result of the reverse stock split, every 30 shares of the Company’s common stock issued and outstanding or reserved for issuance immediately prior to the effective time will be converted into one share of common stock. Fractional shares will not be issued and stockholders who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive an amount in cash the closing sales price of the Company’s common stock as reported on the OTC Bulletin Board on March 28, 2011.

Letters of transmittal are expected to be sent to stockholders by the company’s transfer agent, VStock Transfer LLC, shortly after the effectiveness of the reverse stock split. No action by the Company’s stockholders is required prior to receipt of these letters.

The reverse stock split was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on April 8, 2010. The number of shares of common stock subject to outstanding stock warrants and options, and the exercise prices and conversion ratios of those securities, will automatically be proportionately adjusted for the 1-for-30 ratio provided for by the reverse stock split.

As part of the amendment to its certificate of incorporation to effect the reverse stock split, Advanced Life Sciences Holdings, Inc. will also reduce its authorized shares of capital stock from 625,000,000 to 25,666,666 shares and its authorized shares of common stock from 620,000,000 to 20,666,666 shares.

Business Outlook and Goals for 2011

•                  Support pending government funding submissions and submit additional proposals to develop Restanza as a biodefense and public health countermeasure;

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•                  Advance discussions with prospective pharmaceutical company and government partners as part of our evaluation of strategic alternatives for the company;

•                  In-license additional value-enhancing pipeline candidates.

Financial Guidance for 2011

Advanced Life Sciences has taken certain cost cutting measures including a company-wide compensation reduction plan to further reduce its operating expenses.  To fund ongoing operations in 2011, the Company intends to raise additional capital through the sale of equity while pursuing potential government contracts and commercial partnerships.  The Company has approximately 25 million shares, on a pre-split basis, available for sale under the current equity facility with Dutchess Capital.  There are approximately 184 million authorized shares, on a pre-split basis, remaining for subsequent equity financing opportunities.  The Company is currently in default on its outstanding credit facility with Leaders Bank.  Under the provisions of the loan agreement, Leaders Bank has certain rights and remedies including accelerating the loan repayment in which case the Company may have to file for bankruptcy protection.  The Company is in discussions with Leaders Bank to resolve the current default.

Conference Call Details

Advanced Life Sciences will host a conference call and live webcast at 9:00 a.m. Eastern Time on Thursday, March 24, 2011 to discuss the Company’s fourth quarter and year end financial results.

The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 888-713-4211 (domestic) or 617-213-4864 (international). The passcode for the conference call is 86880056. Investors are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PAVMV3UD3. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases. The Company’s lead candidate, Restanza, is a novel once-a-day oral antibiotic in late-stage development for the treatment of respiratory tract infections including CABP and biodefense pathogens including anthrax, plague and tularemia. For more information, please visit us on the web at www.advancedlifesciences.com or follow us on twitter at http://twitter.com/advancedlifesci.

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Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the success and timing of our clinical trials and our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$159,596	$2,841,801
Grant receivable	—	530,219
Prepaid insurance	33,576	111,761
Other prepaid expenses	11,612	88,535

Total current assets	204,784	3,572,316

PROPERTY AND EQUIPMENT:
Furniture and fixtures	214,380	244,072
Computer software and equipment	281,257	258,786
Leasehold improvements	177,253	177,253

Total property and equipment—at cost	672,890	680,111
Less accumulated depreciation	(628,347)	(624,158)

Property and equipment—net	44,543	55,953

OTHER ASSETS:
Assets held for sale	250,000	2,760,936
Deferred offering and financing costs	248,266	13,566
Other long-term assets	25,000	25,000

Total other assets	523,266	2,799,502

TOTAL ASSETS	$772,593	$6,427,771

LIABILITIES AND EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$1,211,113	$604,334
Accrued payroll	34,803	664,436
Other accrued expenses	548,725	661,504
Accrued interest payable	99,134	73,194
Short-term lease payable	4,829	4,350
Current portion of the line of credit	8,080,000	—
Short-term grant payable	500,000	—

Total current liabilities	10,478,604	2,007,818

Long-term lease payable	16,011	—
Long-term grant payable	—	500,000
Long-term notes payable - related party	—	2,000,000
Line of credit	—	10,000,000

Total liabilities	10,494,615	14,507,818

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT):
Common stock, $0.01 par value—620,000,000 shares authorized and 259,303,325 issued and outstanding at December 31, 2010; 120,000,000 shares authorized and 84,925,010 issued and outstanding at December 31, 2009	2,593,033	849,250
Additional paid-in capital	128,557,628	122,621,392
Deficit accumulated during the development stage	(140,872,683)	(131,550,689)
Noncontrolling interest in subsidiary	—	—

Total equity (deficit)	(9,722,022)	(8,080,047)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$772,593	$6,427,771

ADVANCED LIFE SCIENCES HOLDINGS, INC. AND SUBSIDIARY

(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

					Period From
					Inception
					(January 1, 1999)
	Three months ended December 31,		Twelve months ended December 31,		Through
	2010	2009	2010	2009	December 31, 2010
Revenue:
Management fees	$—	$—	$—	$—	$1,161,180
Grants	—	1,057,952	752,853	2,793,191	4,822,445
Royalty—related party	—	—	—	—	45,238

Total revenue	—	1,057,952	752,853	2,793,191	6,028,863

Expenses:
Research and development	219,018	1,302,221	2,499,488	4,462,281	97,542,170
Contracted research and development— related party	—	—	—	—	7,980,299
Selling, general and administrative	568,254	921,706	4,371,071	6,322,849	37,742,557
Impairment charge	2,510,936	—	2,510,936	—	2,510,936

Total expenses	3,298,208	2,223,927	9,381,495	10,785,130	145,775,962

Loss from operations	(3,298,208)	(1,165,975)	(8,628,642)	(7,991,939)	(139,747,099)

Net other (income) expense:
Interest income	(224)	(2,225)	(8,360)	(11,561)	(2,968,783)
Interest expense	252,376	262,561	946,191	1,036,762	5,131,806
Other (income) expense, net	(244,479)	26,643	(244,479)	146,092	(98,387)
Gain on sale of interest in Sarawak Medichem Pharmaceuticals joint venture	—	—	—	—	(939,052)

Net other (income) expense	7,673	286,979	693,352	1,171,293	1,125,584

Net loss	(3,305,881)	(1,452,954)	(9,321,994)	(9,163,232)	(140,872,683)

Less net loss attributable to the noncontrolling interest in subsidiary	—	—	—	—	—

Net loss attributable to Advanced Life Sciences Holdings, Inc.	(3,305,881)	(1,452,954)	(9,321,994)	(9,163,232)	(140,872,683)

Less accumulated preferred stock dividends of subsidiary for the period	43,750	43,750	175,000	175,000	2,019,792

Net loss available to common shareholders	$(3,349,631)	$(1,496,704)	$(9,496,994)	$(9,338,232)	$(142,892,475)

Net loss per share available to common shareholders - basic and diluted	$(0.01)	$(0.02)	$(0.06)	$(0.16)

Weighted average shares outstanding - basic and diluted	236,557,801	79,087,262	153,372,740	57,781,126